Exhibit 99.1

September 4, 2024 07:00 AM Eastern Daylight Time

Air Industries Group and All-System Aerospace International Execute Marketing Agreement to pursue Foreign Military Sales

BAY SHORE, N.Y.--(BUSINESS WIRE)-- Air Industries Group (“Air Industries”) (NYSE American: AIRI), a leading manufacturer of precision components and assemblies for large aerospace and defense prime contractors, today announced a partnership with All-System Aerospace International (“All-System Aerospace”), to expand access in the rapidly growing Foreign Military Sales (“FMS”) market. The partnership agreement covers sales to 17 countries across Europe, the Middle East, Asia, and the Pacific, marking a major step forward in Air Industries’ strategic goal to broadening manufacturing and distribution to allied militaries.

Through this collaboration, Air Industries is poised to leverage All-System Aerospace’s well-established international network of customers, enabling it to swiftly expand distribution of its product offerings and meet the growing demand in the FMS market. All-System Aerospace is a leading distributor of military hardware to foreign militaries, supporting military platforms including the Blackhawk, CH-53 Heavy Lift, and CH-47 Chinook. Together we will simplify supply chain management and reduce lead times, delivering efficient and reliable aftermarket products.

The FMS market has been experiencing rapid growth. The Defense Security Cooperation Agency reported that FMS sales surged from $34.8 billion in fiscal year 2021 to $66.2 billion in fiscal year 2023, an increase of nearly 90%.

Lou Melluzzo, Chief Executive Officer of Air Industries commented: “Today, international sales remain a small percentage of our annual sales. Expanding distribution and sales to allied nations has been a strategic goal for Air Industries, and we are ecstatic to now be in a position to tap into the growing FMS market. International demand for U.S. military equipment deployed in critical missions, has been experiencing rapid growth and we expect it to continue. This new agreement greatly enhances international customers’ access to our broad portfolio of aircraft products. We look forward to working closely with All-System Aerospace in the years ahead and to a mutually beneficial relationship.”

Adam Zacek, President of All-System Aerospace, added:  “We are thrilled to support Air Industries in their FMS efforts. This agreement empowers All-System Aerospace to expand its product offering to the FMS community, enhancing support for U.S.-manufactured helicopter and fixed wing requirements. Our almost 50 years of experience in delivering high quality, rapid response solutions will now be complemented by Air Industries’ innovative products, benefiting both companies and our growing client base.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group is a leading manufacturer of precision components and assemblies for large aerospace and defense prime contractors. Its products include landing gears, flight controls, engine mounts and components for aircraft jet engines, ground turbines and other complex machines. Whether it is a small individual component or complete assembly, its high quality and extremely reliable products are used in mission critical operations that are essential for the safety of military personnel and civilians.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and Adjusted EBITDA, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

NON-GAAP FINANCIAL MEASURES

The Company uses Adjusted EBITDA, a Non-GAAP financial measure as defined by the SEC, as a supplemental profitability measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies and may be different than the EBITDA calculation used by our lenders for purposes of determining compliance with our financial covenants. This Non-GAAP measure may have limitations when understanding performance as it excludes the financial impact of transactions such as interest expense necessary to conduct the Company’s business and therefore are not intended to be an alternative to financial measure prepared in accordance with GAAP. The Company has not quantitatively reconciled its forward looking Adjusted EBITDA target to the most directly comparable GAAP measure because items such as amortization of stock-based compensation and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted. For example, quantification of stock-based compensation is not possible as it requires inputs such as future grants and stock prices which are not currently ascertainable.

Contact

Air Industries Group

Chief Financial Officer

631-328-7039

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